Exhibit 99.1

Mobileye Releases Second Quarter 2026 Results, Updates Guidance, and Provides Business Overview

•	Revenue of $508 million in the second quarter was relatively flat compared to Q2 2025. Operating Loss and Adjusted Operating Income in Q2 2026 improved by 59% and 46% respectively, compared to Q2 2025.

•	Diluted EPS (GAAP) was $(0.03) and Adjusted Diluted EPS (Non-GAAP) was $0.19 in the second quarter of 2026.

•	Full-year 2026 revenue outlook, at the midpoint, is increased by $20 million. Range narrowed to $1,970 million - $2,020 million, implying 4% - 7% year-over-year revenue growth.

•	We are raising the midpoint of our full-year 2026 guidance for Adjusted Operating Income (Non-GAAP) and decreasing the midpoint for Operating Loss (GAAP) by 88% and 4%, respectively. The positive revisions are primarily related to an R&D incentive grant recognized under the Israeli Law for the Encouragement and Incentivization of Research and Development 2026 (“R&D Law”) which was enacted during the second quarter and applies from the beginning of 2026. Accordingly, the R&D incentive grant recognized this quarter was recognized for the entire first half of 2026.

•	Generated net cash from operating activities of $210 million in the six months ended June 27, 2026. Our balance sheet is strong with $1.4 billion of cash and cash equivalents, marketable securities and deposits.

JERUSALEM – July 23, 2026 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months ended June 27, 2026.

“The core business continued its strong momentum in Q2 as we focus our development and execution efforts on a number of advanced product launches in late 2026 and throughout 2027,” said Mobileye President and CEO Prof. Amnon Shashua. “Our foundation is robust and highly profitable, boosted by the recently enacted R&D Law which we expect to sustainably raise the margin baseline of the business. I see tremendous opportunities ahead as we work to convert heavy R&D spending over the last several years into revenue generation from advanced consumer automotive products, self-driving-system supply, robotaxi services, and humanoid robotics.”

Second Quarter 2026 Business Highlights

•	Preparations for commercial robotaxi services with the Volkswagen Group company MOIA continued on-track throughout the quarter. MOIA just recently began public user testing in Hamburg, Germany with safety drivers in vehicles equipped with Mobileye’s self-driving-system.

•	Our previously announced expansion into vertically-integrated commercial mobility as a service gained momentum in recent weeks. We are engaged with potential vendors for vehicle platform supply, self-driving-system installation and upfit, and fleet logistics support. We have accelerated Moovit’s execution of customer-facing app, fleet optimization, and rider engagement applications. We believe these efforts significantly expand our potential to scale robotaxi commercialization through multiple channels, including MOIA and Holon, our own service, and third-party demand generation platforms.

•	We see continued traction in automaker demand for next-generation, high-volume ADAS systems, including expanded safety features and hands-free highway driving, in a cost-efficient package. In addition to multiple previously announced Surround ADAS design wins we added a high-volume Cloud-Enhanced ADAS design win with Stellantis this quarter. Gross profit per unit for this program is roughly equivalent to Surround ADAS and more than double our current average base ADAS profitability.

•	Enactment of the R&D Law mentioned above occurred during Mobileye’s second quarter and applies from the beginning of 2026. We recognized approximately $110 million (GAAP) and $93 million (Non-GAAP) as an offset to Q2 R&D expenses (amounts attributable to Q1 and Q2 were roughly equivalent). For the full-year, we have incorporated $197 - $217 million (GAAP) and $180 - $200 million (Non-GAAP) into our full-year 2026 outlook. The R&D Law has no scheduled expiration date and was enacted in connection with Israel’s implementation of the OECD Pillar Two global minimum tax rules to offset the resulting higher tax burden, preserve Israel’s attractiveness for R&D investment and encourage continued R&D activity.

Second Quarter 2026 Financial Summary and Key Highlights (Unaudited)

GAAP
U.S. dollars in millions	Q2 2026	Q2 2025	% Y/Y
Revenue	$508	$506	—%
Gross Profit	$235	$252	(7)%
Gross Margin	46%	50%	(354	)bps
Operating Income (Loss)	$(30)	$(74)	59%
Operating Margin	(6)%	(15)%	+872	bps
Net Income (Loss)	$(21)	$(67)	69%
EPS - Basic	$(0.03)	$(0.08)	69%
EPS - Diluted	$(0.03)	$(0.08)	69%

Non-GAAP
U.S. dollars in millions	Q2 2026	Q2 2025	% Y/Y
Revenue	$508	$506	—%
Adjusted Gross Profit	$333	$347	(4)%
Adjusted Gross Margin	66%	69%	(303	)bps
Adjusted Operating Income	$155	$106	46%
Adjusted Operating Margin	31%	21%	+956bps
Adjusted Net Income	$155	$102	52%
Adjusted EPS - Basic	$0.19	$0.13	51%
Adjusted EPS - Diluted	$0.19	$0.13	50%

•	Revenue of $508 million is relatively flat compared to the second quarter of 2025, primarily due to a 3% increase in volumes of systems shipped coming from higher customer demand, offset by lower EyeQ ASP mainly attributable to higher-than-expected China OEM export volumes.

•	Gross Margin as well as Adjusted Gross Margin decreased in the second quarter of 2026 as compared to the prior year period. This was due to a modest reduction in EyeQ ASP mainly attributable to higher China OEM volumes which carry lower ASP and a higher portion of SuperVision related revenue with lower margin given the greater hardware content included.

•	Operating Margin as well as Adjusted Operating Margin increased in the second quarter of 2026 as compared to the prior year period. The increase was primarily due to the R&D Law incentive grant recognized this quarter for the entire first half of 2026.

•	Operating cash flow for the six months ended June 27, 2026 was $210 million. Cash used in purchases of property and equipment was $51 million for that same period. Share repurchases totaled $24 million through the end of Q2 2026, and exclusively occurred during the period after the program was announced on April 23, 2026.

Updated Financial Guidance for the 2026 Fiscal Year

	Updated Guidance Full Year 2026		Previous Guidance Full Year 2026
U.S. dollars in millions	Low	High	Range
Revenue	$1,970	$2,020	$1,935 - 2,015
Operating Loss	$(4,154)	$(4,094)	$(4,331) - (4,281)
Amortization of acquired intangible assets	$346	$346	346
Share-based compensation expense	$396	$396	376
R&D Law incentive grant related to ordinary income from sold RSUs[1]	$(17)	$(17)	—
Acquisition related expenses	$6	$6	6
Goodwill impairment	$3,788	$3,788	3,788
Adjusted Operating Income	$365	$425	$185 - 235

Our updated revenue guidance is increased by 1% at the midpoint, with a narrowed range, compared to the prior guidance. The increase is primarily attributable to higher-than-expected revenue in the second quarter of 2026. Our updated guidance also reflects a decrease in Operating Loss (GAAP) and an increase in Adjusted Operating Income (Non-GAAP), at the midpoint, of 4% and 88%, respectively. Both changes are primarily attributable to the expected impact of the R&D Law described above, which was enacted in the second quarter of 2026 but applies from the beginning of 2026. The foregoing reflects Mobileye’s updated expectations for Revenue, Operating Loss and Adjusted Operating Income results for the full year 2026.

We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash or non-recurring items including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships and brands, and developed IP as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Mentee Robotics in 2026; 2) Share-based compensation expense; 3) the R&D Law incentive grant related to ordinary income from sold RSUs 4) Goodwill impairment; and 5) acquisition-related expenses. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

1The R&D Law incentive grant related to ordinary income from sold RSUs cannot be estimated precisely because it depends on the actual sale of the shares of common stock issued upon the conversion of RSUs. Accordingly, the 2026 outlook includes this component only for the first half of 2026.

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, July 23, 2026, at 8:00am ET (3:00pm IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS, which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income (Loss) as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses, the R&D Law incentive grant related to ordinary income from sold RSUs, acquisition-related expenses and impairment of goodwill. Operating Margin is calculated as operating income (loss) divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses, the R&D Law incentive grant related to ordinary income from sold RSUs, acquisition-related expenses, impairment of goodwill and the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. Adjusted Basic EPS is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income (Loss) by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with our autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in artificial intelligence, computer vision and integrated software and hardware. Since our founding in 1999, Mobileye has enabled the global adoption of advanced driver-assistance systems that save countless lives and reduce crashes, while pioneering groundbreaking technologies such as REM™ crowdsourced road intelligence, Imaging Radar and Compound AI. These technologies drive the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions at scale, and powering industry-leading ADAS products. To date, more than 250 million vehicles worldwide have been built with Mobileye’s EyeQ technology inside. In 2026, Mobileye acquired Mentee Robotics to pursue the future of physical AI and humanoid robots. Since 2022, Mobileye has been listed independently from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook, guidance and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2026 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: further deterioration of macroeconomic conditions due to ongoing global economic and political uncertainty; future business, strategic and financial performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior, including expectations about excess inventory utilization by customers; our ability to effectively compete in the markets in which we operate; increased competition from emerging chip manufacturers and OEMs; future products and technology, and the expected availability and benefits of such products and technology; our planned vertically integrated robotaxi business, including the development, launch, operation, scaling, regulatory approval and commercial acceptance of autonomous ride-hailing services, may not proceed as expected; the humanoid robotics industry and its accompanying technology may not develop as expected; development of regulatory frameworks for current and future technology; changes in regulation and trade policy, including increased tariffs, in regions in which we operate, including the U.S., Europe and China; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; adverse conditions in Israel, including as a result of war and geopolitical conflict, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax and accounting-related expectations; sustained low levels of our share price and market capitalization as well as other factors may require further testing of our Mobileye reporting unit, which may result in an impairment of goodwill; the ability to meet our social and environmental goals and projections.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initially expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 27, 2025, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

Second Quarter 2026 Financial Results

Mobileye Global Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
U.S. dollars in millions, except share and per share data	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Revenue	$508	$506	$1,066	$944
Cost of revenue	273	254	556	485
Gross profit	235	252	510	459
Research and development, net	207	282	530	557
Sales and marketing	27	25	56	56
General and administrative	31	19	62	37
Goodwill impairment	—	—	3,788	—
Total operating expenses	265	326	4,436	650
Operating income (loss)	(30)	(74)	(3,926)	(191)
Financial income (expense), net	13	13	27	31
Income (loss) before income taxes	(17)	(61)	(3,899)	(160)
Benefit (provision) for income taxes	(4)	(6)	60	(9)
Net income (loss)	$(21)	$(67)	$(3,839)	$(169)

Earnings (loss) per share attributed to Class A and Class B stockholders:
Basic and diluted	$(0.03)	$(0.08)	$(4.70)	$(0.21)
Weighted-average number of shares used in computation of earnings (loss) per share attributed to Class A and Class B stockholders (in millions):
Basic and diluted	818	812	817	812

Mobileye Global Inc.

Condensed Consolidated Balance sheets (unaudited)

U.S. dollars in millions	June 27, 2026	December 27, 2025
Assets
Current assets
Cash and cash equivalents	$1,311	$1,836
Marketable securities and deposits	132	55
Trade accounts receivable, net	208	131
Inventories	310	327
Other current assets	120	129
Total current assets	2,081	2,478
Non-current assets
Property and equipment, net	472	473
Intangible assets, net	1,067	1,166
Goodwill	4,911	8,200
Other long-term assets	307	175
Total non-current assets	6,757	10,014
TOTAL ASSETS	$8,838	$12,492
Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$251	$228
Employee related accrued expenses	150	141
Related party payable	2	4
Other current liabilities	49	33
Total current liabilities	452	406
Non-current liabilities
Long-term employee benefits	83	78
Deferred tax liabilities	5	60
Other long-term liabilities	88	67
Total non-current liabilities	176	205
TOTAL LIABILITIES	$628	$611
TOTAL EQUITY	8,210	11,881
TOTAL LIABILITIES AND EQUITY	$8,838	$12,492

Mobileye Global Inc.

Condensed Consolidated Cash Flows (unaudited)

	Six Months Ended
U.S. dollars in millions	June 27, 2026	June 28, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,839)	$(169)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	42	36
Share-based compensation	168	134
Amortization of intangible assets	227	222
Goodwill impairment	3,788	—
Exchange rate differences on cash and cash equivalents	(9)	(8)
Deferred income taxes	(73)	(11)
(Gains) losses on equity and debt investments, net	—	(1)
Other	1	4
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	(77)	(5)
Decrease (increase) in other current assets	10	12
Decrease (increase) in inventories	17	90
Decrease (increase) in other long-term assets	(125)	(2)
Increase (decrease) in accounts payable, accrued expenses and related party payable	33	4
Increase (decrease) in employee-related accrued expenses and long-term benefits	13	17
Increase (decrease) in other current liabilities	13	(6)
Increase (decrease) in other long-term liabilities	21	5
Net cash provided by operating activities	210	322
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(51)	(28)
Purchases of debt and equity investments	(152)	(44)
Maturities and sales of debt and equity investments	75	33
Cash paid for acquisition of Mentee Robotics, net of cash acquired	(591)	—
Net cash used in investing activities	(719)	(39)
CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of common stock	(24)	—
Net cash used in financing activities	(24)	—
Effect of foreign exchange rate changes on cash and cash equivalents	9	8
Increase (decrease) in cash, cash equivalents and restricted cash	(524)	291
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,860	1,438
Balance of cash, cash equivalents and restricted cash, at end of period	$1,336	$1,729

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin2 (unaudited)

	Three Months Ended				Six Months Ended
U.S. dollars in millions	June 27, 2026		June 28, 2025		June 27, 2026		June 28, 2025
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Gross Profit and Margin	$235	46%	$252	50%	$510	48%	$459	49%
Add: Amortization of acquired intangible assets	97	19%	94	19%	192	18%	188	20%
Add: Share-based compensation expense	1	—%	1	—%	1	—%	1	—%
Adjusted Gross Profit and Margin	$333	66%	$347	69%	$703	66%	$648	69%

2Adjusted Gross Margin is calculated as Adjusted Gross Profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income (Loss) and Margin to Non-GAAP Adjusted Operating Income and Margin3 (unaudited)

	Three Months Ended				Six Months Ended
U.S. dollars in millions	June 27, 2026		June 28, 2025		June 27, 2026		June 28, 2025
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss) and Operating Margin	$(30)	(6)%	$(74)	(15)%	$(3,926)	(368)%	$(191)	(20)%
Add: Amortization of acquired intangible assets	114	22%	111	22%	227	21%	222	24%
Add: Share-based compensation expense	88	17%	69	14%	172	16%	134	14%
Less: R&D Law incentive grant related to ordinary income from sold RSUs	(17)	(3)%	—	—%	(17)	(2)%	—	—%
Add: Acquisition related expenses	—	—%	—	—%	6	1%	—	—%
Add: Goodwill impairment	—	—%	—	—%	3,788	355%	—	—%
Adjusted Operating Income (Loss) and Margin	$155	31%	$106	21%	$250	23%	$165	17%

3Adjusted Operating Margin is calculated as Adjusted Operating Income (Loss) as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended				Six Months Ended
U.S. dollars in millions	June 27, 2026		June 28, 2025		June 27, 2026		June 28, 2025
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$(21)	(4)%	$(67)	(13)%	$(3,839)	(360)%	$(169)	(18)%
Add: Amortization of acquired intangible assets	114	22%	111	22%	227	21%	222	24%
Add: Share-based compensation expense	88	17%	69	14%	172	16%	134	14%
Less: R&D Law incentive grant related to ordinary income from sold RSUs	(17)	(3)%	—	—%	(17)	(2)%	—	—%
Add: Acquisition related expenses	—	—%	—	—%	6	1%	—	—%
Add: Goodwill impairment	—	—%	—	—%	3,788	355%	—	—%
Less: Income tax effects	(9)	(2)%	(11)	(2)%	(86)	(8)%	(22)	(2)%
Adjusted Net Income (Loss)	$155	30%	$102	20%	$251	24%	$165	18%

Supplemental Information - Average System Price (unaudited)4

	Q2 2025	Q3 2025	Q4 2025	Q1 2026	Q2 2026
EyeQ and SuperVision revenue (U.S. dollars in millions)	$481	$478	$420	$535	$485
Number of systems shipped (in millions)	9.7	9.2	8.3	10.8	10.0
Average system price (U.S. dollars)	$49.7	$51.7	$50.8	$49.3	$48.5

4Average System Price is calculated as the sum of revenue related to EyeQTM and SuperVision systems, divided by the number of systems shipped.

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com